Exhibit 10.2

CHINA VALVES TECHNOLOGY, INC.
INDEPENDENT DIRECTOR AGREEMENT WITH WILLIAM HAUS

 China Valves Technology, Inc

Nov 22, 2008
Dear Mr. Bill Haus,

Re.: Independent directorship

We are writing to confirm your appointment as an independent director of China Valves Technology, Inc. (the “Company”), which is listed on the OTCBB under CVVT.OB.

Following your acceptance, your appointment will be effective as of Dec 01, 2008. You are entitled to a monthly director’s fee of US$1,000, or its RMB equivalent. Your monthly fee will be payable monthly. In addition,  you will be granted 10,000 shares of Restricted Common Stock, this Restricted Stock Grant will be returned to the company should Bill Haus voluntary resign within 18 months. Your grant date will be Dec 01, 2008. This Restricted Common Stock will be subject to a lock-up agreement of 30 months in which it cannot be sold or transferred.  Finally, the company will pay for customary reimbursable items including one visit per year to the company’s headquarters facility.

You hereby agree to maintain the confidentiality of the confidential information and trade secrets of the Company, including but not limited to, any confidential information and statistics, business plans, operations, technologies, know-how, systems and/or the proposed sale, purchase and use of services and products furnished in oral, visual, written and/or other tangible form and not to disclose such information to any third party without the prior consent of the Company.

Please confirm your acceptance of the appointment as an independent director of the Company by signing, dating and returning to us the attached copy of this letter.

Yours faithfully

/s/ Siping Fang
Fang Siping
Chairman of the Board

I hereby confirm my acceptance to act as an independent director of the Company upon the terms contained in this letter.

/s/ William Haus
William Haus

Date: Nov 22, 2008